ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
ALLIANCEBERNSTEIN MONEY MARKET PORTFOLIO

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
The Portfolio's investment objectives are in the following order of priority - safety of principal, excellent liquidity, and maximum current income to the extent consistent with the first two objectives.
Non-fundamental:
The Portfolio's investment objectives are in the following order of priority - safety of principal, excellent liquidity, and maximum current income to the extent consistent with the first two objectives.

Fundamental Investment Policies:
The Portfolio may not invest in securities of any one issuer (including repurchase agreements with any one entity) other than U.S. Government Securities, if immediately after such purchases more than 5% of the value of its total assets would be invested in such issuer, except that 25% of the value of the total assets of a Portfolio may be invested without regard to such 5% limitation.
The Portfolio is diversified as required by the 1940 Act or Rule 2a-7. The Portfolio may not acquire more than 10% of any class of the outstanding securities of any issuer (for this purpose, all preferred stock of an issuer shall be deemed a single class, and all indebtedness of an issuer shall be deemed a single class.
Policy eliminated.
The Portfolio may not invest more than 25% of the value of its total assets at the time an investment is made in the securities of issuers conducting their principal business activities in any one industry, except that there is no such limitation with respect to U.S. Government Securities or certificates of deposit, bankers' acceptances and interest-bearing deposits (for purposes of this investment restriction, the electric, gas, telephone and water business shall each be considered as a separate industry.
The Portfolio may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolio may not borrow money, except that the Portfolio may borrow] money only for extraordinary or emergency purposes and then only in amounts not exceeding 15% of its total assets at the time of borrowing.


Related fundamental policy:
The Portfolio may not issue senior securities, except as permitted under the 1940 Act and interpretations thereunder.
The Portfolio may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

Policy eliminated.  See above.
The Portfolio may not mortgage, pledge or hypothecate any of its assets, except as may be necessary in connection with permissible borrowings described in [above policy] (in an aggregate amount not to exceed 15% of total assets of the Portfolio.
Policy eliminated.
The Portfolio may not invest in illiquid securities if immediately after such investment more than 10% of the Portfolio's total assets (taken at market value) would be invested in such securities. Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio will limit its investment in illiquid securities to no more than 10% of net assets or such other amount permitted by guidance regarding the 1940 Act.
The Portfolio may not invest more than 10% of the value of its total assets in repurchase agreements not terminable within seven days.
Retain investments in repurchase agreements as a non-fundamental policy but eliminate 10% and 7-day limitations.
The Portfolio may not purchase any security which has a maturity date more than one year from the date of the Portfolio's purchase.
Policy eliminated.
The Portfolio may not make investments for the purpose of exercising control. Policy eliminated.
The Portfolio may not purchase securities of other investment companies, except in connection with a merger, consolidation, acquisition or reorganization.
Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940
Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolio may not invest in real estate (other than money market securities secured by real estate or interests therein or money market securities issued by companies which invest in real estate or interests therein).
The Portfolio may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Fund from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Portfolio may not invest in commodities or commodity contracts.
The Portfolio may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.
The Portfolio may not invest in interests in oil, gas and other mineral exploration or other development programs.
Policy eliminated.
The Portfolio may not make short sales of securities or maintain a short position or write, purchase or sell puts, calls, straddles, spreads or combinations thereof.
Policy eliminated.
The Portfolio may not purchase or retain securities of any issuers if those officers and directors of the Fund and officers and directors of the Adviser who own individually more than 11/2 of the outstanding securities of such issuer together own more than 5% of the securities of such issuers. Policy eliminated.
The Portfolio may not make loans to other persons, except as permitted under the 1940 Act.
The Portfolio may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies;
(ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act. The Portfolio will not underwrite securities issued by other persons.
The Portfolio may not act as an underwriter of securities, except that the Portfolio may acquire restricted securities under circumstances in which, if such securities were sold, the Portfolio might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended (the "Securities Act").



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